For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2020 THIRD QUARTER RESULTS

PHOENIX, January 30, 2020 – Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the third fiscal quarter ended December 28, 2019. On August 2, 2019, the Company completed the acquisition of Destiny Homes, which operates a manufactured and modular housing factory in Moultrie, Georgia. The results from this acquired operation since the acquisition date are included in the consolidated financial statements presented herein.
Financial highlights include the following:

•
Net revenue for the third quarter of fiscal year 2020 was $273.7 million, up 17.1% from $233.7 million for the third quarter of fiscal year 2019. The increase was from improved home sales volume, including homes sold from the new Destiny acquisition, changes in product mix and higher home selling prices compared to the prior year. Net revenue for the first nine months of fiscal 2020 was $806.4 million, an 11.8% increase from $721.6 million in the comparable prior year period.

•
Income from operations increased 26.4% to $23.0 million for the third quarter of fiscal year 2020 compared to $18.2 million in the same quarter last year. The improvement was the result of sales increases in the factory-built housing segment and decreased weather related claims volume in the financial services segment compared to the same period in the prior year. The increase was partially offset by greater amortization of additional director and officer insurance premiums, as the policies were purchased in the last month of the prior year period, as well as greater sales commissions and incentive compensation. Income from operations for the first nine months of fiscal 2020 was $70.4 million, a 17.7% increase from $59.8 million in the comparable prior year period.

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Net income was $20.9 million for the third quarter of fiscal year 2020, compared to net income of $13.4 million in the same quarter of the prior year, a 56.0% increase. These results were further benefited by greater unrealized gains on corporate equity investments compared to the prior year quarter, lower effective income tax rates largely from tax credits enacted during the period and lower interest expense resulting from securitized bond repurchases earlier in the fiscal year. For the nine months ended December 28, 2019, net income was $63.1 million, up 29.6% from $48.7 million in the prior year period. Diluted net income per share was $2.25 and $6.81 for the three and nine months ended December 28, 2019, respectively, compared to $1.44 and $5.24 for the comparable periods last year.

Factory-built housing shipments have increased in recent months, helping to bring elevated sales order backlogs down to approximately 6 weeks of production, or $115 million. This is compared to approximately 7 weeks, or $137 million, at the end of the most recent quarter ended September 28, 2019, and down from approximately 10 weeks of production, or $166 million, at December 29, 2018. At 6 weeks of production, the Company views the current backlog to be healthy and still above ideal levels.

During each period presented, ancillary items had the following impact on the results of operations (in millions):

	Three Months Ended		Nine Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net revenue
Unrealized gains (losses) on equity investments in the financial services segment	$0.3	$(0.9)	$0.6	$(0.5)
Selling, general and administrative expenses
Amortization of additional director and officer insurance premiums	(2.1)	(0.7)	(6.3)	(0.7)
Legal and other expenses related to the Securities and Exchange Commission inquiry	(0.9)	(1.3)	(2.5)	(1.3)
Other income, net
Unrealized gains (losses) on corporate equity securities	0.3	(2.1)	1.4	(1.0)
Gain on sale of idle land	—	—	3.4	—
Income tax expense
Recognition of certain tax credits under the 2020 Appropriations Bill	1.7	—	1.7	—
Tax benefits from stock option exercises	0.4	—	1.3	2.3
Commenting on the quarter, Bill Boor, President and Chief Executive Officer said, "In the third quarter, we continued to see strong margins and growth in factory-built home shipments. Consumer demand is strong as well, supported by high employment levels, growing household incomes and low interest rates. Backlogs remain at healthy levels that will carry us through to the seasonally stronger Spring season."
Cavco’s management will hold a conference call to review these results tomorrow, January 31, 2020, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone at + 1 (844) 348-1686 (domestic) or + 1 (213) 358-0891 (international). An archive of the webcast and presentation will be available for 90 days at https://investor.cavco.com.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Fairmont, Friendship, Chariot Eagle, Lexington and Destiny. The Company is also a leading producer of park model RVs, vacation cabins and systems-built commercial structures, as well as modular homes. Cavco’s finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: our ability to successfully integrate past acquisitions or future acquisitions and the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents; curtailment of available financing from home-only lenders; availability of wholesale financing and limited floor plan lenders; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and our ability to generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages and the pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and turmoil in the credit markets; governmental and regulatory disruption, including federal government shutdowns; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoenas we received from the SEC, including the risk of potential litigation or regulatory action, and costs and expenses arising from the SEC subpoenas and the events described in or covered by the SEC subpoenas, which include the Company's indemnification obligations and insurance costs regarding such matters, and potential reputational damage that the Company may suffer; and losses not covered by our director and officer insurance may be large, adversely impacting financial performance; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2019 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 28, 2019	March 30, 2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$216,882	$187,370
Restricted cash, current	13,026	12,148
Accounts receivable, net	39,411	40,701
Short-term investments	13,945	12,620
Current portion of consumer loans receivable, net	37,151	30,058
Current portion of commercial loans receivable, net	15,433	15,234
Inventories	110,144	116,203
Assets held for sale	—	3,061
Prepaid expenses and other current assets	55,994	44,654
Total current assets	501,986	462,049
Restricted cash	350	351
Investments	31,229	32,137
Consumer loans receivable, net	52,841	56,727
Commercial loans receivable, net	28,924	27,772
Property, plant and equipment, net	71,407	63,484
Goodwill and other intangibles, net	89,962	82,696
Operating lease right-of-use assets	10,710	—
Total assets	$787,409	$725,216
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,050	$29,305
Accrued liabilities	132,878	125,181
Current portion of securitized financings and other	1,862	19,522
Total current liabilities	161,790	174,008
Operating lease liabilities	7,795	—
Deferred income taxes	8,439	7,002
Securitized financings and other	14,125	14,618

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Outstanding 9,141,191 and 9,098,320 shares, respectively	91	91
Additional paid-in capital	251,941	249,447
Retained earnings	343,143	280,078
Accumulated other comprehensive income (loss)	85	(28)
Total stockholders’ equity	595,260	529,588
Total liabilities and stockholders’ equity	$787,409	$725,216

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net revenue	$273,722	$233,700	$806,439	$721,633
Cost of sales	213,867	184,679	627,819	571,720
Gross profit	59,855	49,021	178,620	149,913
Selling, general and administrative expenses	36,844	30,833	108,191	90,081
Income from operations	23,011	18,188	70,429	59,832
Interest expense	(490)	(923)	(1,278)	(2,836)
Other income, net	2,211	(318)	10,198	3,604
Income before income taxes	24,732	16,947	79,349	60,600
Income tax expense	(3,834)	(3,563)	(16,284)	(11,949)
Net income	$20,898	$13,384	$63,065	$48,651

Net income per share:
Basic	$2.29	$1.47	$6.91	$5.36
Diluted	$2.25	$1.44	$6.81	$5.24
Weighted average shares outstanding:
Basic	9,138,202	9,097,993	9,120,241	9,075,156
Diluted	9,293,941	9,270,220	9,259,203	9,282,178

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net revenue:
Factory-built housing	$257,106	$220,342	$758,564	$680,198
Financial services	16,616	13,358	47,875	41,435
Total net revenue	$273,722	$233,700	$806,439	$721,633

Gross profit:
Factory-built housing	$48,793	$41,730	$149,567	$127,414
Financial services	11,062	7,291	29,053	22,499
Total gross profit	$59,855	$49,021	$178,620	$149,913

Income from operations:
Factory-built housing	$16,776	$14,948	$55,219	$49,662
Financial services	6,235	3,240	15,210	10,170
Total income from operations	$23,011	$18,188	$70,429	$59,832

Capital expenditures	$2,543	$2,442	$6,487	$6,318
Depreciation	$1,372	$1,114	$3,789	$3,224
Amortization of other intangibles	$188	$80	$419	$244

Total factory-built homes sold	3,865	3,447	11,453	10,870

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